UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2012
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BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)
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South Dakota
(State or other jurisdiction of incorporation)
001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400 Rapid City, South Dakota (Address of principal executive offices)	57709-1400
(Zip Code)
605.721.1700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2012, the Registrant issued a press release announcing that on January 18, 2012, its subsidiary Black Hills Non-Regulated Holdings LLC had entered into a definitive agreement to sell the capital stock of its energy marketing subsidiary, Enserco Energy Inc., to Twin Eagle Resource Management, LLC, subject to regulatory approvals and certain other closing conditions. The amount the Company expects to realize in connection with the transaction is the sum of several components, including a base price, the distribution of cash, the value of Enserco Energy’s trade book, working capital, and certain other adjustments at or before closing. The Company expects net cash proceeds from the transaction to total approximately $160 to $170 million. The transaction is expected to close during the first quarter of 2012.

Item 2.02 Results of Operations and Financial Condition
The Registrant also announced an adjusted earnings guidance range for 2011 financial results. Fiscal 2011 net income, as adjusted, from continuing and discontinued operations is expected to be in the range of $1.90 to $1.96 per share.
The press release is attached as Exhibit 99 to this Form 8-K. This information is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
99        Press Release dated January 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /s/ Steven J. Helmers
Steven J. Helmers
Senior Vice President
and General Counsel

Date: January 18, 2012

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release dated January 18, 2012